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                                                                   Exhibit 3.1.4

                            CERTIFICATE OF AMENDMENT

                                       OF

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

                                       OF

                              AMERIGON INCORPORATED

          Richard A. Weisbart and Sandra L. Grouf certify that:

          1. They are the duly elected and acting Chairman of the Board and Secretary, respectively, of Amerigon Incorporated, a California corporation (the "Corporation").

          2. Paragraph (1) of Article III of the Corporation's Amended and Restated Articles of Incorporation is amended to read as follows:

          "The total number of shares which the Corporation is authorized to issue is 25,000,000, of which 20,000,000 shall be Common Stock, without par value, and 5,000,000 shall be Preferred Stock, without par value."

          3. Paragraph (2) of Article III of the Corporation's Amended and Restated Articles of Incorporation is amended to read as follows:

          "[Intentionally Deleted]"

          4. On the effective date of the filing of this Amendment to the Amended and Restated Articles of Incorporation (the "Effective Date"), the Class B Stock will be eliminated and the Class A Common Stock will be renamed Common Stock. There shall be no effect on the outstanding shares.

          5. The foregoing amendments of the Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors of the Corporation.

          6. The Corporation has only shares of Class A Common Stock and Series A Preferred Stock outstanding. The foregoing amendment has been duly approved by the required vote of shareholders in accordance with Section 902 of the California General Corporation Law; the total number of outstanding shares of the Corporation is 1,914,089 shares of Class A Common Stock, no shares of Class B Common Stock, and 9,000 shares of Series A Preferred Stock; the number of shares voting in favor of the amendment equaled or exceeded the vote required; and the percentage vote required was more than 50% of the outstanding shares.

          We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.
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          Executed at Irwindale, California, on May 26, 2000.


                                                      --------------------------
                                                      Richard A. Weisbart


                                                      --------------------------
                                                      Sandra L. Grouf

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